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                                                                    Exhibit 10.3

                           LOAN AND SECURITY AGREEMENT

Dated:    July 10, 1992,

Between: GEOGRAPHICS, INC., a Wyoming corporation ("Borrower"), whose address is 1555 Odell Road, P.O. Box R1, Blaine, Washington 98230, and

          U.S. BANK OF WASHINGTON, NATIONAL ASSOCIATION ("Bank"), whose address is N.W. Washington Business Banking, 1331 Commercial Street, P.O. Box 547, Bellingham, Washington 98227.

                                    RECITALS

          A. Borrower manufactures rub-on lettering at facilities in Blaine, Washington, and sells its products throughout the United States and Canada.

          B. Borrower desires to have (i) a $300,000 equipment loan, (ii) a $1.2 million real estate loan, and (iii) a $1 million revolving line of credit for payment of ordinary and necessary operating costs and expenses.

          C. Bank is willing to provide the above-described loans and credit extensions on the terms and conditions of this agreement.

          NOW, THEREFORE, for value, Borrower and Bank hereby agree as follows:

          1.  LOANS AND CREDIT EXTENSIONS.

          (a) EQUIPMENT LOAN. Bank hereby promises and agrees to make an "equipment loan" to Borrower on the terms and conditions stated in this agreement in an amount equal to the lesser of (i) $300,000, or (ii) 85 percent of the liquidating value of the equipment owned by Borrower on the date of this agreement (as estimated by Bank's Equipment Appraisal Department) net of all debts and liabilities secured by senior liens or security interests covering the equipment or any item thereof or interest therein. Bank's commitment to make the equipment loan will expire on July 31, 1992, unless the conditions precedent are satisfied (or waived by Bank) and the loan is funded on or before that date.

          If made, Borrower promises and agrees to repay the equipment loan and to pay interest, fees and costs without offset, defense or counterclaim to Bank's order or assigns at the above address (or such other address as Bank may hereafter specify) as follows:

          (i) Principal will be repaid in 60 equal monthly installments starting on the 10 day of the first calendar month immediately following the calendar month in which the loan is made, and continuing on the same day of each and every calendar month thereafter until the loan is paid in full.


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          (ii)  Interest will accrue on the outstanding principal balance of the equipment loan from the date the loan is made until repaid at a fully fluctuating rate of interest equal to Bank's publicly announced prime rate of interest plus a margin of 1.25 percent per annum. Interest will be paid monthly in arrears at the same time and in the same manner as principal is paid.

          (iii) Borrower will pay a fee to Bank at the time the equipment loan is made which will be in an amount determined by multiplying the principal of the equipment loan by 1 percent.

          (iv) Borrower will execute and deliver to Bank a note in a form prescribed by Bank to further evidence Borrower's obligation to repay the equipment loan and to pay interest, fees and costs in accordance with the terms of this agreement; provided, however, that the terms and conditions of this agreement shall control over any inconsistent term or condition in that note. The note also will provide for reasonable attorney fees and other collection costs as specified below.

          (b) REAL ESTATE LOAN. Bank hereby promises and agrees to make a "real estate loan" to Borrower on the terms and conditions stated in this agreement in an amount equal to the lesser of (i) $1.2 million or (ii) 75 percent of the appraised value of the buildings, improvements, fixtures and approximately 10 acres of land located at 1555 Odell Road, Blaine, Whatcom County, Washington ("real estate"). Bank's commitment to make the real estate loan will expire on July 31, 1992, unless the conditions precedent are satisfied (or waived by Bank) and the loan is funded on or before that date.

          If the real estate loan is made, Borrower promises and agrees to repay the real estate loan and to pay interest, fees and costs without offset, defense or counterclaim to Bank's order or assigns at the above address (or such other address as Bank may hereafter specify) as follows:

          (i) Principal and interest will be repaid in 59 equal monthly installments (based on a repayment term of 180 months) starting on the 1st day of the first calendar month immediately following the calendar month in which the loan is made, and continuing on the same day of each and every calendar month thereafter until the fifth anniversary of the date the loan was made when the entire unpaid balance of the real estate loan will be immediately due and payable regardless of the installment program previously in effect.

          (ii) Interest will accrue on the outstanding principal balance of the real estate loan from the date the loan is made until repaid at a fixed rate of interest equal to the average of the weekly yields on United States Treasury Securities--Constant Maturity Series for the four weeks preceding the loan funding date as published in the Federal Reserve Statistical Release H.15 (519) last released before the funding date plus a margin of
     3.5 percent per annum and adjusted to include the cost to Bank of any required reserves and FDIC insurance premiums,


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    will be paid monthly in arrears, and will be included in the monthly installment amount.

         (iii) Borrower will pay a fee to Bank at the time the real estate loan is made which will be in an amount determined by multiplying the principal of the real estate loan by 1 percent.

         (iv) Borrower will execute and deliver to Bank a note in a form prescribed by Bank to further evidence Borrower's obligation to repay the real estate loan and to pay interest, fees and costs in accordance with the terms of this agreement; provided, however, that the terms and conditions of this agreement shall control over any inconsistent term or condition in that note. The note also will provide for reasonable attorney fees and other collection costs as specified below. Borrower will secure payment of the real estate loan by executing and delivering to Bank an insured first-priority deed of trust (including security agreement and assignment of leases and rents) covering the real estate and all leases, rents, issues, profits, and other proceeds thereof.

         (c) LINE OF CREDIT. Bank hereby promises and agrees to make loans (commonly known as "advances") to Borrower under a revolving line of credit on the terms and conditions stated in this agreement from time to time until July 30, 1993 (the "maturity"), as long as (i) the aggregate amount of all advances outstanding under the line of credit and the amount to be advanced do not at any one time exceed the lesser of $1 million (the "line limit") or the "borrowing base" (80 percent of Borrower's eligible accounts plus the lesser of 40 percent of Borrower's eligible inventory or $500,000) and (ii) no event of default or incipient default exists at the time the advance is requested or made. Subject to the foregoing limitations, Borrower may borrow and repay advances at any time and from the time to time without penalty or premium because of the revolving nature of this commitment.

         Borrower will deliver a written certificate, manually signed by a duly authorized officer of Borrower, to Bank on the 10th and 25th day of each calender month. The certificate will specify the amounts of eligible accounts and eligible inventory, the borrowing base, and the unused portion of the line of credit (i.e., the line limit minus outstanding advances) as of, respectively, the 1st and 15th days of that month. This certificate will be deemed to be a representation that, to the best of the officers knowledge after due inquiry, that the amounts specified are true and correct and that no event of default or incipient default exists as of the date of the certificate unless the certificate discloses that a default or incipient default exists and contains an identification with reasonable particularity of the event or events of defaults or incipient default. Bank will have no obligation to make advances by honoring checks or otherwise in the event of a default or incipient default whether or not such default or incipient default is disclosed by the certificate.

         Borrower will receive advances on the line of credit by Bank honoring checks or other disbursement items, such as wire transfers, drawn on Borrower's general checking account at Bank's branch in Blaine, Washington, which are payable to third persons. When such items


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are presented for payment, Bank will honor (make payment on account of) such items to the full extent of the remaining line limit or the remaining borrowing base, whichever is less, unless an event of default or incipient default has occurred and has not been cured. In the event Bank determines that Bank is not required to honor an item, Bank will notify Borrower of its intent to dishonor an item before it actually dishonors in order to give Borrower the opportunity to cure the event of default or incipient default or to fund the item from other sources.

              Borrower promises and agrees to repay all advances made to Borrower under the line of credit and to pay interest, fees and costs as herein provided without offset, defense or counterclaim to Bank's order or assigns at the above address or such other address as Bank may hereafter specify as follows:

         (i) All advances must be repaid on or before the maturity, may be repaid at any time without notice or penalty, and must be repaid at any time that Borrower's certificate indicates that the balance of outstanding advances exceeds the lesser of the line limit or the borrowing base.

         (ii) Interest will accrue on the outstanding balance of advances from the date of an advance until repaid at a fully fluctuating rate of interest equal to Bank's publicly-announced prime rate of interest plus a margin of 1 percent per annum and will be paid in arrears monthly on or before the last date of each calendar month and at the maturity.

         (iii) Borrower will pay a fee of $3,750 to Bank at the time this agreement is executed by Bank.

         (iv) Borrower will execute and deliver to Bank a note in a form prescribed by Bank to further evidence Borrower's obligation to repay advances made under the line of credit and to pay interest, fees and costs in accordance with the terms of this agreement; provided, however, that the terms and conditions of this agreement shall control over any inconsistent term or condition in that note. The note also will provide for reasonable attorney fees and other collection costs as specified below.

         (d) ALLOWED USES. The proceeds of the equipment loan and the real estate loan and the proceeds of the first advance under the line of credit will be used by Borrower only to satisfy Borrower's existing debts, liabilities and obligations to Hongkong Bank of Canada and to obtain terminations of any encumbrances, security interests or liens that that organization may have in Borrower's assets. All further advances under the operating line will be used only for ordinary and necessary commercial, investment or business purposes. Without limiting the generality of the foregoing, Borrower represents that none of those proceeds will be used to acquire any "margin stock" as that term is used in Regulation U of the Federal Reserve Board.

         (e) GENERAL MATTERS. Borrower acknowledges that the use of the term "prime rate" is merely convenient reference to a commonly used term and is not an express or implied


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representation or warranty that such rate is the best or lowest rate available to Bank's most creditworthy customers. Borrower also acknowledges and agrees that the phrase "per annum" means an annual period of 360 days which results in an actual rate of interest slightly higher than the nominal rate.

      All payments will be deemed to have been made only when Bank has actually received collected and unrestricted funds at the address specified for payment. In the event that the date specified for a payment is not a banking day, then interest shall accrue to and the payment shall be made on the next following banking day.

      Borrower waives acceptance, presentment, demand, protest, dishonor and notice of any of the foregoing.

      Bank may forbear with respect to default or covenant failures, extend the maturity of any loan or credit extension one or more times, and modify the interest rates or payment terms in connection with an extension, renewal or restructure without affecting the liability of Borrower. Bank's forbearance or other failure to exercise any right or remedy upon Borrower's default shall not constitute a waiver or grounds for the claim of estoppel with respect to the default or the term involved while such default continues or in connection with any future default.

      If any payment is not made within 10 banking days following the due date for such payment, the Bank may, but shall not be obligated to, increase the interest rate payable on the payment to a rate which is 5 percent per annum in excess of the rate that otherwise would be applicable and such rate shall continue in effect until the payment default is cured. This "default rate" also will apply to the unpaid balance after maturity or acceleration.

     If Bank engages an attorney to collect Borrower's debts (including VISA card liabilities and checking account overdrafts) to Bank or to enforce or construe the terms and conditions of this agreement, Borrower promises and agrees to pay Bank's reasonable attorney fees and costs whether or not a civil action, bankruptcy claim or proceeding or arbitration proceeding is commenced, prosecuted to judgment, appealed or settled and to pay interest thereon at the default rate from the date upon which payment in demanded by Bank until payment is made by Borrower.

     2. SECURITY AGREEMENT.

     (a) GRANT OF SECURITY INTEREST. To secure payment and performance of Borrower's present and future debts, liabilities and obligations to Bank, Borrower hereby grants to Bank a security interest under Article 9 of the Uniform Commercial Code in and to Borrower's present and future inventory, accounts, equipment (including mobile goods, vehicles, rolling stock, machinery, tools, furniture, furnishings, equipment which might be classified as fixtures because of apparent method of affixation, accessories, parts and accessions), instruments, chattel paper, documents, deposit accounts, contract rights and general intangibles, and all products, proceeds and records arising or related thereto (the "collateral").

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     (b) FINANCING STATEMENTS. Borrower will execute and deliver to Bank forms of financing statements deemed by Bank necessary or appropriate to perfect, continue and reperfect Bank's security interest in the collateral.

     Borrower's federal taxpayer identification number is 87-0305614.
                                                          ----------

     The original or a photocopy of this agreement without the original signature of Borrower may be filed as a financing statement or a continuation statement either by personal delivery or by facsimile machines. Borrower will pay all fees and costs incurred by Bank in filing financing statements, applications for certificates of title and like perfection documents and is obtaining UCC lien searches confirming the priority of Bank's security interest.

    Borrower will immediately notify Bank of (i) any change in the name of Borrower or Borrower's use of assumed business or trade names, (ii) the relocation of its chief executive office or (iii) the transfer of inventory into any states other than Washington (except transfers which are sales to customers and other ordinary course transfers), so that Bank may file additional financing statements or amendments to continue the prefected status of its security interest.

     To the full extent allowed by law, Borrower appoints Bank as its attorney in fact, coupled with an interest, for the limited purposes of executing and filing financing statements and applications for certificate of title and similar documents which may be in Bank's reasonable judgment necessary or advisable for perfecting, continuing and reperfecting its security interest in the collateral or any item thereof or interest therein.


     (c) DEFINITIONS. "Account" or "account receivable" means any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance. "Eligible account" means an account receivable of Borrower which is not subject to offset, defense or counterclaim, less than 60 days past due (90 days in the case of certain Super Store accounts approved by Bank), owed by a non-affiliated account debtor located or residing in the United States (or, if foreign, is supported by a letter of credit acceptable to Bank) who is not to Borrower's knowledge insolvent or is otherwise reasonably unacceptable to Bank and which does not result from consignments or COD transactions. An account debtor which has more than 25 percent of its account more than 60 days past due is unacceptable to Bank. "Inventory" means goods held by Borrower for sale or lease or to be furnished under contracts of service, including raw materials, work in process, materials used or consumed in Borrower's business and finished goods. "Eligible inventory" means that the merchantable finished goods inventory and raw materials of Borrower (but not work in process), but only to the extent that the items thereof have been paid for and are not subject to any prior lien, valued at the lower of cost or market value.

     (d) CONSENT TO SALE OF COLLATERAL; NOTICE TO ACCOUNT DEBTORS; POSSESSION AND DISPOSITION. Bank hereby consents to the sale of inventory for reasonably equivalent value for cash or on ordinary trade terms and to collection of accounts in the ordinary course of Borrower's business. Bank also consents to the good faith compromise of accounts and disputes

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regarding defective or nonconforming inventory items and returns and rebates in connection therewith. Bank's security interest shall extend to returned or repossessed goods.

   Upon the defaults of Borrower under this agreement, Bank is authorized to notify account debtors of the grant of the security in the accounts and to demand payment directly from the account debtors. Borrower acknowledges that any payment by account debtors to Bank, rather than to Borrower, following Borrower's default will constitute satisfaction of the account debtor's debt to Borrower to the extent of the payment.

   Upon Borrower's default under this agreement, Bank will be entitled to (a) immediate possession any and all of the collateral, (ii) require Borrower to enable the collateral and make it available to Bank at a place to be designated by Bank which is reasonably convenient to Bank and Borrower and
(iii) to sell, lease or otherwise dispose of any or all of the collateral in its then condition or following any commercially reasonable preparation or processing. Borrower agrees that a letter delivered to Borrower at least 20 days before a public or private sale or other disposition is reasonable notification of such sale or disposition.

   3. CONDITIONS PRECEDENT.

   The following are conditions precedent which must be satisfied by Borrower or waived by Bank prior to the making of any loan or advance:

   (a) CORPORATE DOCUMENTS. Borrower has delivered to Bank true and correct copies of (i) its articles or restated articles of incorporation, including all amendments thereto, (ii) its bylaws, including all amendments thereto,
(iii) a certificate of good standing/existence issued by the Wyoming Secretary of State and dated within 15 days before the date of this agreement, (iv) a certificate of qualification as a foreign corporation issued by the Secretary of State of Washington and dated within 15 days before the date of this agreement and (v) a copy of the resolutions adopted by Borrower's board of directors authorizing Borrower to enter into and perform its obligations under this agreement, including borrowing and the specification of officers and employees who are authorized to request advances, repayment and grant of encumbrance, security interest and lien, duly certified as true, correct and in effect as of the date of this agreement by the secretary or assistant secretary or Borrower.

   (b) LOAN DOCUMENTS. Borrower has duly executed (i.e., signed and delivered to Bank) by and through a duly authorized officer or officers this agreement, the three notes required by this agreement, the deed of trust and related documentation (including environmental questionaire and indemnity) and the financing statements required by Bank to perfect its security interest (collectively the "loan documents").

   (c) APPRAISAL; SURVEY; INSURANCE. Bank has received in forms acceptable to Bank (i) an appraisal of the real estate, (ii) a survey of the real estate which identifies the boundaries of the real estate and the location of all buildings, improvements and easements, and (iii) a policy or certificate of fire insurance with extended coverage endorsement and with a lender's

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loss endorsement which allows recovery of insurance proceeds by Bank regardless of any offsets, defenses or counterclaims by the insurer against Borrower.

   (d) DEED OF TRUST. Bank has recorded the deed of trust covering Borrower's real estate in the Whatcom County mortgage records and a title insurance company approved by Bank has issued to Bank an ALTA extended form loan policy of title insurance insuring the validity and first priority of the deed of trust as a lien against the real estate, subject only to current taxes and assessments and such other matters of record as are reasonably acceptable to Bank, including easements and restrictions which do not materially affect the value or utility of the real estate, and containing such additional endorsements as may be reasonably required by Bank.

   (e) FINANCING STATEMENTS. Bank has filed financing statements executed by Borrower in Washington to perfect its security interest in the collateral, and the state filing office or a private lien search person has confirmed to Bank that the security interest is first in time and right to the lien claims and security interests of all persons other than such secured parties as Bank may approve in writing including Whatcom State Bank (Pfainkoch Model VP450 Packaging Machine Serial 91-167) and SAFECO Credit Company, Inc. (Rosback 13 Bin Collator, Model CV913 and peripherals and 1963 Heidelberg 22 x 30-1/4" SBG Cylinder Press, S/N 23249).

   (f) REPRESENTATIONS; CONDITIONS; ADVERSE CHANGE. The representations and warranties made by Borrower in this agreement to the best of Borrower's knowledge are true, complete and correct in all material respects and Borrower has satisfied all conditions imposed on it in any commitment letter issued to it by Bank. There has been no material adverse change in the financial condition or business prospects of Borrower since the date of the latest financial statements provided to Bank. Borrower's chief executive or financial officer has executed for Bank a certificate confirming the foregoing.

   (g) CONVERSION TO EQUITY OR SUBORDINATION. Borrower's shareholders have converted approximately U.S. $500,000 in shareholder loans to equity contributions or have executed a subordination agreement in a form prescribed by Bank in which the shareholders agree that such debt will be subordinate to Borrower's debts, liabilities and obligations to Bank. Such agreement will allow Borrower to make ordinary course payments on account of the subordinated debt prior to a default or incipient default under this agreement.

   4. REPRESENTATIONS AND WARRANTIES.

   Borrower represents and warrants that:

   (a) FORMATION. Borrower is a Wyoming corporation in good standing and has duly qualified to transact business as a foreign corporation in Washington and all other states where the nature of its business activities or the ownership of property requires such qualification.


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          (b)  EXECUTION.  The execution and performance of this agreement and the related loan documents by Borrower have been duly authorized by all laws relating to Borrower, by Borrower's corporate documents and by its board of directors (and, if required by law or its corporate documents, by the holders of its equity interests).

          (c) AUTHORIZED SIGNERS. The loan documents have been duly executed by officers of Borrower who have been duly authorized to perform such acts.

          (d) VALID, BINDING AND ENFORCEABLE. The loan documents are the legally valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

          (e) NO VIOLATION OR BREACH. The execution of the loan documents and the performance by Borrower of its obligations hereunder and thereunder do not violate any law applicable to Borrower or constitute a default or breach of any contract to which Borrower is a party or by which its property is bound.

          (f) NO MATERIAL LITIGATION. There is no material litigation, prosecution, investigation or other proceeding of any nature whatsoever (specifically including those related to environmental matters) now pending or, to the knowledge of Borrower, threatened involving Borrower or its property except for those matters disclosed to Bank in writing before the execution of this agreement by Bank.

          (g) ACCURATE FINANCIAL INFORMATION. The financial, accounting and business information provided by Borrower to Bank is true and correct in all material respects and accurately presents the financial condition and business organization and operations of Borrower as of the date of such information.

          (h) NO DEFAULT. Borrower is not in default in the performance of any material obligation to any third person except for those obligations being contested by Borrower in good faith, by appropriate means and with an adequate reserve being maintained for payment in the event of an adverse outcome.

          (i) COMPLIANCE WITH LAWS. Borrower is in compliance with all applicable laws, the noncompliance of which would be material to Borrower's financial condition, business or property. Without limiting the generality of the foregoing, Borrower is not now nor will it become a potentially responsible party with respect to any vessel or site at which toxic or hazardous substances, pollutants or contaminants ("hazardous wastes") have been or may reasonably be anticipated to be released in reportable quantities into the environment except for those matters disclosed to Bank in writing prior to execution of this agreement by Bank. For the purposes of this agreement, petroleum products, natural gas, friable and potentially friable asbestos and polychlorinated biphenyls are classified as hazardous wastes.

          (j) TAX RETURNS AND TAXES. Borrower has filed all tax returns required by law to be filed and has paid all taxes and similar government impositions when due except for those


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taxes and impositions being contested by Borrower in good faith, by appropriate means and with an adequate reserve being maintained for payment in the event of an adverse outcome.

          (k) SOLVENCY. Borrower is not insolvent or the subject of any insolvency proceeding. There has been no material adverse change in the business, financial condition or property of Borrower since the date of the last financial statements provided to Bank by Borrower.

          Each time that Borrower requests an advance under the line of credit, Borrower will be deemed to reaffirm the accuracy and completeness of the foregoing representations and warranties in all material respects. Borrower hereby agrees to indemnify, defend and hold harmless Bank from and against any and all loss, liability, claim, cost or expense, including damages, penalties, attorney fees and court costs, of any nature or kind arising from or related to any error or omission in the foregoing representations and warranties.

          5.   COVENANTS.

          (a) AFFIRMATIVE COVENANTS. Borrower covenants that until all loans and credit extensions are paid in full and all claims against Bank are discharged:

          (i) Borrower will preserve its legal status and franchises and pay all taxes and annual fees in connection therewith.

          (ii) Borrower will comply with all laws, specifically including, but not limited to, all laws relating to the environment and to the storage, transportation, disposal and release of hazardous wastes;

          (iii) Borrower will obtain and maintain with responsible carriers such worker's compensation, fire with extended coverage endorsement, public liability and property damage and such other insurance in such coverage amounts, deductibles and terms as may be consistent with industry practices and as may be reasonably acceptable to Bank and will provide evidence of such insurance to Bank as and when required by Bank. The insurance policies covering collateral and the real estate will include a lender's loss endorsement and will not be subject to amendment or cancellation without providing at least 30 days' prior written notice thereof to Bank.

          (iv) Borrower will pay and perform when due all material obligations to all third persons except for those obligations being contested by Borrower in good faith, by appropriate means and with an adequate reserve being maintained for payment in the event of an adverse outcome.

          (v) Borrower will file all tax returns required by law to be filed and will pay all taxes and similar government impositions when due except for those taxes and impositions being contested by Borrower in good faith, by appropriate means

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and with an adequate reserve being maintained for payment in the event of an adverse outcome.

     (vi) Borrower will provide to Bank reasonably detailed financial statements (including on a comparative basis balance sheets and related statements of income and expenses, and at fiscal year-end changes in cash position with related footnotes and comments) prepared in accordance with generally accepted accounting principles and practices consistently applied ("GAAP") except where specifically agreed otherwise:

     (A) within 45 days following the end of each of the first three fiscal quarters as of the end of that quarter and for that portion of Borrower's fiscal year then ended, and

     (B) within 120 days following the end of the fiscal year (March 31) as of the end of that fiscal year and for the fiscal year then ended and audited by a certified public accounting firm of national or regional reputation (or as may otherwise be approved in writing by Bank in advance) and not containing any significant qualification by such accounting firm.

Bank shall have the right to inspect all of Borrower's financial records (including, but not limited to, records relating to collateral and accounts payable), in whatever form such records are stored, at all reasonable times and to discuss with Borrower's accounting employees and outside accountants such records and the financial statements provided to Bank. Bank will give prior notice to Borrower of its intention to discuss such matters with Borrower's outside accountants so as to provide the opportunity to Borrower to be present at such discussions.

   (vii) Borrower will provide to Bank such additional information as may be required to keep Bank currently and completely informed as to all material matters involving the business, financial condition and property of Borrower, including pending and threatened litigation and other governmental proceedings. Without limiting the generality of the foregoing, Borrower will provide to Bank (A) monthly accounts receivable and payable aging reports with such base information, documents and data as Bank may request, (B) quarterly compliance certificates as and when the quarterly financial statements are provided, and (C) annual business forecasts and projections within 45 days following the end of Borrower's fiscal year. The compliance certificates will be signed by the chief executive or financial officer of Borrower and will state either that there is no default by Borrower under the agreement to the knowledge of the signing officer after due inquiry or that a default or defaults exists and, if there is a default or defaults, the certificate also shall specify such default(s) with reasonable particularity and shall specify Borrower's plan for cure of the defaults within a reasonable period of time.

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

         (b) FINANCIAL COVENANTS. Borrower covenants that at all times until all loans and credit extensions have been paid in full and all claims against Bank are discharged, Borrower will maintain:

         (i) a tangible net worth (assets (other than the account of Martin Distribution, Inc.) minus liabilities other than debt subordinated to Bank) of not less than $2,750,000.

         (ii)  working capital of at least $1,800,000

         (iii) a current ratio (current assets to current liabilities) of at least 2 to 1.

         (iv) a capital ratio (debts to tangible net worth) of no more than 2 to 1.

         (v) cash flow coverage (net income plus interest expense and depreciation to interest expense and the current portion of long-term debt interest expense) of at least 1.25 to 1.

         (c) NEGATIVE COVENANTS. Borrower covenants that until all loans and credit extensions have been paid in full and all claims against Bank are discharged:

         (i) Borrower will not directly or indirectly "transfer" (sell, lease, assign or otherwise dispose of or create or allow the imposition of any new lien against) any material part of its assets except for sales of inventory and collection of accounts in the ordinary course of business and liens to secure additional debts which are allowed under the terms of this agreement.

         (ii) Without Bank's prior written consent, Borrower will not directly or indirectly purchase or otherwise acquire an interest in any third person, become liable for additional debts, form any subsidiary or make any loan, advance or other payment to any third person in any fiscal year except for purchases of supplies and raw materials, purchases and leases of capital items not in excess of $350,000 in any fiscal year, and open account credit of up to $500,000 extended to Borrower's Canadian affiliate, Martin Distribution, Inc.

         6.  DEFAULT.

         Time is of the essence. Borrower shall be in default under this agreement if Borrower (a) fails to make any payment (principal, interest, fees or costs and expenses) required by this agreement within five days following the due date thereof, (b) fails to pay any other debt or liability or perform any other obligation owned to Bank within applicable grace periods, (c) makes an untrue statement of any material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading, (d) uses loan proceeds for a purpose or purposes not specified in this agreement or otherwise approved by Bank in advance, (e) fails to comply with any of material obligation, other than payment, under this agreement within 20 banking days following the date such compliance is required by this agreement, (f) is insolvent, becomes the subject of any insolvency proceeding or becomes a judgment debtor for more than $500,000 unless such liability is either covered by insurance or bonded in connection with an appeal, or (g) bank in good faith believes that there has been any other material adverse change in Borrower's financial condition or business prospects.

   7.  REMEDIES.

   In the event of Borrower's default, Bank may, but shall not be obligated to, immediately accelerate (declare immediately due and payable) all loans and credit extensions made under this agreement without notice or prior demand and may, whether or not this agreement is accelerated, immediately proceed with the exercise of all rights and remedies that Bank may have against Borrower and/or the collateral in such order and by such proceedings as Bank may select. All debts, liabilities and obligations of Borrower to Bank under or pursuant to this agreement will be automatically accelerated in the event of insolvency or the commencement of an insolvency proceeding by or against Borrower. All rights and remedies of Bank are cumulative and not exclusive and the commencement or partial exercise of any such right or remedy shall not preclude Bank from the exercise of any other right or remedy until all loans and credit extensions made under this agreement are paid in full. Bank's rights specifically include the right of set off against any obligations owed by Bank to Borrower against Borrower's obligations to Bank.

   Subject to any applicable statute of limitation, any controversy
(claim, offset, defease or counterclaim arising in either contract or tort) arising out of or relating to this instrument or agreement may be settled by binding arbitration in Seattle, Washington, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented by applicable law, and judgment upon the award rendered by the arbitrator (a) may be entered in any court having jurisdiction thereof. One arbitrator and the expedited procedures of such roles will be used in cases involving claims and counterclaims of $250,000 or less. In all other cases, three arbitrators and the general rules will be used. In all cases, each arbitrator will be neutral and an active member of the Washington State Bar. This right to arbitration will not prevent or delay Bank's rights to foreclose in the event of default.

   8.  PARTICIPATION.

   Bank shall have the unconditional right to sell participation interests in this agreement.

   9.  BORROWER ASSIGNMENT.

   Borrower shall NOT have the right to assign its rights or obligations under this agreement and the related loan documents and any attempted assignment also shall be a default by Borrower under this agreement.

          10.  SUCCESSORS AND ASSIGNS.

          Subject to the foregoing restrictions on Borrower assignment, this agreement and the related loan documents shall bind and inure to the benefit of the respective successors and assigns of Borrower and Bank.

          11.  GOVERNING LAW.

          Borrower and Bank have selected Washington law, except for any of its choice of law provisions which would make the law of another jurisdiction applicable to this agreement, to govern the construction and enforcement of this agreement.

          12.  JURISDICTIONAL CONSENT.

          Borrower hereby submits to the jurisdiction of any state or federal court sitting in Seattle, Washington, in any action or proceeding relating to this agreement and the related loan documents and the collateral, and hereby waives any claim that such a forum is inconvenient or that there is a more convenient forum.

          13.  PARTIAL INVALIDITY.

          If any term of this agreement or the related loan documents is hereafter determined to be illegal or unenforceable, that term will be deemed deleted without invalidating the remaining terms and, to the fullest extent permitted by law, Borrower hereby waives any provision of law which renders any term illegal or unenforceable. In the event that (i) the amount of interest and fees payable by Borrower is later determined to be usurious and (ii) Borrower is not prohibited from pleading the defense of usury or maintaining any action thereon or therefor, any such interest in excess of the maximum allowable rate automatically shall be deemed to have been applied to principal.

          14.  DEFINITIONS; INTERPRETATIVE AIDS.

          (a)  DEFINITIONS.  As used in this agreement:

          "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another person through the ownership of equity interests, relationship, control, management of property or otherwise.

          "Banking day" means a day, other than a Saturday, on which Bank is open to the public its main branch for carrying on substantially all of its banking functions.

          "Contract" means indenture, agreement, contract, lease, instrument and like documents evidencing contractual rights and obligations.

          "Control" means the direct or indirect power to direct the management and policies of a person, or the use or disposition of that person's property, whether through the ownership of equity interests, contract or otherwise.

          "Debt" means a liability for borrowed money.

          "Good faith" means honesty in fact in the conduct or transaction concerned.

          "Governmental unit" means the United States, any foreign state or nation, or any state, commonwealth, district, territory, agency, department, subdivision, court, tribunal or other instrumentality thereof.

          "Incipient default" means a default but for the giving of notice or the passage of time, including any applicable cure period.

          "Insolvency proceeding" means an assignment for the benefit of creditors or other proceeding intended to liquidate or rehabilitate the estate of the person involved, including a state court receivership involving all or substantially all of a person's property as well as any liquidation or reorganization proceeding under the Bankruptcy Code.

          "Insolvent" means a financial condition such that either the person's total liabilities are greater than the fair value of all of the person's property or the person is unable to pay its liabilities in the ordinary course of business as they become due.

          "Law" means any existing or future ordinance, statute, rule, regulation, order, injunction, writ or decree of any government or any subdivision or agency thereof, including amendments to any such law. Without limiting the generality of the foregoing, laws includes the Internal Revenue Code of 1986 (the "IRC"), the Employee Retirement Income Security Act of 1974 ("ERISA"), the Fair Labor Standards Act ("FLSA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Resource Conservation and Recovery Act of 1976 ("RCRA") and the National Environmental Policy Act ("NEPA").

          "Liabilities" means monetary obligations whether reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal equitable, secured or unsecured.

          "Lien" means a charge against or an interest in property to secure payment or performance of an obligation, including an encumbrance against real estate or security interest in tangible or intangible personal property obtained by contract, such as a mortgage, deed of trust, security agreement, pledge agreement or assignment, as well as by judgment, levy, sequestration or other legal or equitable process or proceeding.

      "Material" means that which in reasonable and objective contemplation will or realistically is likely to affect the decision, business or property of a person, or the person's credit worthiness as to such business or property, in a significant manner.

      "Obligation" means a duty imposed on a person by law, promise, contract or otherwise, including a liability and a debt.

      "Organization" means a corporation, government or governmental subdivision or agency, business trust, estate, trust, partnership or association, two or more persons having a joint or common interest, or any other legal or commercial entity.

      "Person" means an individual or an organization.

      "Records" means correspondence, memoranda, tapes, computer data bases and operating systems, papers, books and other documents, specifically including, but not limited to, appraisal information, invoice and billing information, accounts aging analyses, inventory calculations and valuations.

      "Subsidiary" means an affiliate of a person which is controlled by that person directly or indirectly through one or more intermediaries.

      (b) INTERPRETATIVE AIDS. Accounting terms not specifically defined in this agreement shall be defined or interpreted and all accounting procedures will be performed in accordance with GAAP unless Bank consents in advance to a different procedure.

      Legal terms not specifically defined in this agreement shall be defined, if and to the extent necessary, in accordance with the definitions provided by the Uniform Commercial Code and the Bankruptcy Code of the United States before resorting to any other reference.

      In this agreement, the singular includes the plural and vice versa and the neuter includes the masculine and the feminine and vice versa.

      15. INDEMNITY. Borrowed promises and agrees to indemnify, defend and hold harmless Bank from and against all claims, loss, liability, fines, penalties, cost and expense (including reasonable attorney fees) which in any way arise from or relate to a material misrepresentation or omission by Borrower, the failure of Borrower to perform its covenants or other obligations under this agreement or Borrower's ownership or use of the collateral and the real estate, including hazardous waste claims and proceedings. This indemnity will survive payment or discharge of Borrower's debts to Bank under this agreement.

      16.  COMPLETE AGREEMENT.

      This agreement and the related loan documents are the complete and final agreement of the parties relating to the loans and credit extensions to be provided hereunder.

The express terms and conditions of this agreement supersede are intended to be exclusive and they replace all prior agreements and understandings whether written or oral.

      The terms and conditions of this agreement are intended to supplement the terms and conditions of the related loan documents. However, in the event of an express conflict between the terms or conditions of this agreement and the terms and conditions of any related loan document, the terms and conditions of this agreement will control over the conflicting terms of the other document.

      17. STATUTORY DISCLAIMER.

      Under Washington law, an agreement, promise or commitment to lend money, to otherwise extend credit, to forbear with respect to the repayment of any debt or the exercise of any remedy, to modify or extend the terms under which the creditor has lent money or otherwise extended credit, to release any guarantor or cosigner, or to make any other financial accommodation pertaining to the debt or other extension of credit must be in writing and be signed by the creditor to be enforceable.


U.S. BANK OF WASHINGTON,                   GEOGRAPHICS, INC.
      NATIONAL ASSOCIATION


By  /s/ Don Zimmerman                      By  /s/ Ronald S. Deans
   --------------------------------           --------------------------------
    Don Zimmerman                                         C.E.O.
    Vice President
                                           By  /s/ Scott Davis
                                              --------------------------------
                                                        Secretary